Exhibit (a)(52)

                             Fant Industries Inc.
                             2154 Highland Avenue
                           Birmingham, Alabama 35205
                             Phone: (205) 933-1030

For further information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill Partners
(212) 843-8500


FOR IMMEDIATE RELEASE
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VICTORIA, MN (August 4, 1998) Anthony J. Fant, who controls Fant Industries and is seeking control of HEI, Inc. (Nasdaq: HEII), said today that he disagrees with Courtney's account of a voice mail message that Courtney had left with Fant on Sunday. In an HEI press release yesterday Courtney accused Fant of distorting that message in Fant's press release yesterday morning, in which Fant said Courtney declined to meet. Said Fant, " I saved Gene's voice mail message, it speaks for itself, and we will make it available to anybody who's interested. Gene knows we've tried to negotiate all along. It's unfortunate that this contest hasn't been resolved through negotiations. At this point we hope that Gene is sincere in his public commitment to letting the shareholders decide and that he will abide by their decision."